HOME LOAN SERVICING SOLUTIONS, LTD.

CHANGE IN CONTROL RETENTION BONUS
AND SEVERANCE PLAN

1.	PURPOSE

This Home Loan Servicing Solutions, Ltd. Change in Control Retention Bonus and Severance Benefit Plan has been established by the Company effective as of the date adopted by the board of directors of the Company to provide for the payment of retention bonuses and severance benefits to participants in connection with a Change in Control of the Company. The purpose of the Plan is to assure continuity in operations of the Company during the period of Change in Control by incentivizing and allowing such employees to focus on their responsibilities to the Company knowing that they have certain financial security in the event of their termination of employment. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 8 below.

2.	PARTICIPANTS

Each employee of the Company who has been designated by the board of directors of the Company as a participant is eligible to participate in the Plan (a “Participant”). Each Participant will receive a letter confirming such Participant’s participation in the Plan (“Award Letter”).

3.	RETENTION BONUS

(a)    General. A Participant will become entitled to a one-time cash bonus in an amount stated in such Participant’s Award Letter (the “Retention Bonus”) in accordance with the terms and conditions set forth in this Section 3.

(b)    Payment Conditions. Subject to the Participant’s continued employment with the Company through the applicable event described below (a “Payment Event”), the Retention Bonus will become payable to the Participant on the earliest to occur of the following:

(i)    in the event of a Non-Asset Sale Change in Control, the three-month anniversary of such Non-Asset Sale Change in Control;

(ii)    in the event of an Asset Sale Change in Control, the six-month anniversary of such Asset Sale Change in Control;

(iii)     December 15, 2015; and

(iv) the termination of Participant’s employment by the Company without Cause.

(c)    Timing and Form of Payment. If a Participant becomes entitled to the Retention Bonus pursuant to Section 3(b), the Retention Bonus will be paid as a single lump-sum amount on the 60th day following the applicable Payment Event, reduced by any applicable withholding or other taxes in accordance with Section 9(e) below.

(d)    Other Events. A Participant will not be entitled to a receive the Retention Bonus in the event that the Participant’s employment is terminated for any reason other than by the Company without Cause, including (i) a termination of employment by the Company with Cause, (ii) voluntarily terminated by the Participant or (iii) due to Participant’s death or disability.

4.	SEVERANCE PROTECTION

(a)    General. Subject to Section 4(c) below, if a Participant’s employment is terminated by the Company without Cause at any time on or prior to the 12-month anniversary of the earlier of (i) an Asset Sale Change in Control or (ii) a Non-Asset Sale Change in Control, the Participant will be entitled to receive a cash payment equal to the lesser of: (x) the product of (I) 1.0388%, (II) the number of months of service provided by such Participant (including service with the Company’s predecessor companies) and (III) the Participant’s total annualized cash compensation and (y) 100% of Participant’s total annualized cash compensation (the “Severance Amount”). Notwithstanding the foregoing, with respect to a Participant, the Severance Amount shall in no event be less than the minimum amount required by law.

(b)    Health Benefits. If a Participant becomes entitled to the Severance Amount, such Participant and any covered dependents will also become entitled to continued participation in the applicable group medical plan of the Company in which such Participant and any covered dependents participate as of the date of Participant’s termination of employment, in accordance with the terms of such plan in effect from time to time, through the end of the calendar year in which the termination occurs. The Company may elect to pay each Participant an amount representing the Company’s contribution to Health Benefits pursuant to this Section 4(b) in lieu of continuing coverage for such period after termination of employment.

(c)    Timing of Severance Amount. If a Participant becomes entitled to the Severance Amount, subject to the Participant’s execution, delivery and nonrevocation of a general release of claims in the form attached to the Participant’s Award Letter as Exhibit A, within 60 days following the date of Participant’s termination of employment without Cause by the Company, the Severance Amount will be paid to the Participant as a single lump-sum amount on the 60th day following the date of such termination (the “Severance Payable Date”); provided, however, that upon Participant’s request, the Severance Amount will be apportioned and paid in equal installments in accordance with the normal payroll practices of the Company, commencing with the first payroll date following the Severance Payable Date and ending with a payroll date as agreed upon by the Participant and the Company; provided, however, that in no event shall such final payroll date be later than March 15 of the calendar year following the calendar year in which termination occurs.

(d)    Relocation Assistance. A Participant performing services for the Company in the Cayman Islands who becomes eligible to receive a Severance Amount will also be eligible to receive a cash payment for purposes of relocation assistance, as set forth in such Participant’s Award Letter (the “Relocation Assistance”). The Relocation Assistance will be paid to the Participant as a single lump-sum amount on the Severance Payable Date.

(e)    Other Events. Notwithstanding any of the foregoing provisions of this Section 4:

(i) in the event of an Asset Sale Change in Control or a Non-Asset Change in Control, a Participant will not be entitled to receive the Severance Amount or Relocation Assistance in the event that such Participant (A) is offered Substantially Comparable Employment with a successor to the Company or any affiliate thereof, or (B) accepts employment with a successor to the Company or any affiliate thereof.

(ii) a Participant will not be entitled to receive the Severance Amount or Relocation Assistance in the event that the Participant’s employment is terminated for any reason other than by the Company without Cause, including (A) a termination of employment by the Company with Cause, (B) voluntarily terminated by the Participant or (C) due to Participant’s death or disability.

5.	WAIVER

In consideration of any amount to be paid to a Participant under Section 3 or Section 4 of the Plan, by executing the Award Letter, the Participant (i) irrevocably and unconditionally relinquishes any and all rights that such Participant currently possesses or will possess under the Company’s 2013 Equity Incentive Plan and Non-Qualified Share Option Award Agreement thereunder with respect to such Participant’s Option and Applicable Option Payment (each, as defined in the Company’s 2013 Equity Incentive Plan), and (ii) agrees to the cancellation of any Option and Applicable Option Payment without additional consideration therefor other than the right to be eligible to receive the amounts to be paid under Section 3 or Section 4 of the Plan, in each case in connection with an Asset Sale Change in Control or Non-Asset Sale Change in Control.

6.	SECTION 280G

(a)    Potential Cutback. Notwithstanding the other provisions of the Plan, in the event that the amount of payments payable to a Participant under the Plan together with any payments payable under any other plan, program, arrangement or agreement maintained by the Company would constitute an excess “parachute payment” within the meaning of Section 280G of the Code (the “Payments”), the Payments shall be reduced by the minimum possible amount until no amount payable to the Participant constitutes a “parachute payment”; provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account Federal, state, local, or other income and excise taxes) to which the Participant would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to the Participant resulting from the receipt of the Payments with such reduction. All determinations required to be made under this Section 6, including whether any Payment is a “parachute payment” and whether a reduction in any Payments is required and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations to the Company. All fees and expenses of the Accounting Firm shall be borne by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Participant.

(b)    Order of Cutback. The payment reduction (if any) contemplated by this Section 6 shall be implemented by (i) first reducing any cash severance payments, (ii) then reducing cash retention payments, and (iii) then reducing all other payments and benefits, in each case, with amounts having later payment dates being reduced first.

7.	RESTRICTIVE COVENANTS

(a)    Nonsolicitation. During the term of a Participant’s employment with the Company and for a period of one year thereafter, the Participant shall not, without the written consent of the Company, other than in the proper course of the Participant’s employment, call upon, contact, solicit or accept, prospect or sell to, or provide services to, as an employee or otherwise, directly or indirectly, actively or passively: (i) any client or prospective client of the Company to whom the Participant provided any service related to the services provided the Company, either alone or with others, during the term of employment, (ii) any supplier or consultant to the Company for the purpose of attempting to provide or providing services which compete in any fashion with the products and services offered from time to time by the Company (“Company Services”) or inducing the termination, cancellation or non-renewal of any Company Services or business or any relationships with such suppliers or consultants; or (iii) any employee or independent contractor of the company to work for or with the Participant or any other person or entity to provide services which compete with the Company Services.

(b)    The restrictions contained in Section 7(a) on which the Participant has had the opportunity to take independent legal advice are considered reasonable by the parties, and necessary for the protection of the legitimate interests of the Company. If any such restriction shall be found to be void or voidable but would be valid and enforceable if some part of some parts thereof were deleted, such restriction shall apply with such modification as may be necessary to make it valid and enforceable. Without prejudice to the foregoing, if any restriction under this Section 7 is found by any court or competent authority to be void or unenforceable, the parties shall negotiate in good faith to replace such void or unenforceable restriction with a valid restriction which, as far as possible, has the same legal and commercial effect as that which it replaces.

(c)    The Participant acknowledges and agrees that if the Participant breaches any or all of the terms in Section 7(a), the Company shall suffer immediate, material, immeasurable, continuing and irreparable damage and harm, and the remedies at law for such breach shall be inadequate. The Participant shall be deemed to waive any or defense that an adequate remedy at law is available and agrees that the Company shall be entitled to injunctive relief against the Participant, in addition to any and all other legal or equitable remedies (including, but not limited to, an action and judgment for damages). The Participant shall be deemed to waive and relinquish any requirement that the

Company give an undertaking in damages as a condition of an injunction pursuant to this Section 7.

8.	DEFINITIONS

The terms defined in this Plan and not otherwise defined herein have the meanings given below:

(a)    “Asset Sale Change in Control” means the consummation of a sale or other disposition of all or substantially all of the assets of the Company (on a consolidated basis) in one or more related transaction to any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) other than such a sale to an affiliate of the Company which does not involve a change in the equity holdings of the Company

(b)    “Beneficial Owner”, “Beneficially Owning” and “Beneficial Ownership” have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(c)    “Cause” means (i) the Participant’s willful and intentional repeated failure or refusal, continuing after notice that specifically identifies the breach(es) complained of, to perform substantially his or her material duties, responsibilities and obligations (other than a failure resulting from the Participant’s incapacity due to physical or mental illness or other reasons beyond the control of the Participant), and which failure or refusal results in demonstrable direct and material injury to the Company; (ii) the Participant’s willful and intentional act or failure to act involving fraud, misrepresentation, theft, embezzlement, dishonesty or moral turpitude (collectively, “Fraud”) which results in demonstrable direct and material injury to the Company; (iii) the Participants’ conviction (or a plea of nolo contendere to) an offense which is a felony, or which is a misdemeanor that involves Fraud; and (iv) the Participant’s material breach of a written policy of the applicable Company affiliate employing the Participant or the rules of any governmental or regulatory body applicable to the Company.

(d)    “Code” means the Internal Revenue Code of 1986, as amended.

(e)    “Company” means Home Loan Servicing Solutions, Ltd., a Cayman Islands exempted company. Any reference to “Company” under this Plan also refers to the applicable affiliate of the Company employing any Participant.

(f)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)    “Non-Asset Sale Change in Control” means the consummation of an acquisition by any third Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company or which is a successor to all or substantially all of the assets of the Company), including by way of merger, consolidation, tender or exchange offer or otherwise.

(h)    “Plan” means this Home Loan Servicing Solutions, Ltd. Change in Control Retention Bonus and Severance Benefit Plan.

(i)    “Shares” means ordinary shares of the Company, par value $0.01 per share.

(j)    “Substantially Comparable Employment” means, as compared to a Participant’s employment with the Company, employment that represents (i) no material diminution of such Participant’s job duties and responsibilities, (ii) no material reduction of base salary, target bonus opportunity or employee benefits provided to such Participant, and (iii) a relocation of Participant’s principal place of employment by no more than 35 miles.

9.	MISCELANEOUS

(a)    Other Benefits. No payments hereunder shall count toward, be substituted in lieu of, or be considered in determining payments or benefits due to a Participant under applicable law or under any other plan, program or agreement of the Company or any of its subsidiaries or affiliates.

(b)    Confidentiality. Participants shall keep the terms of the Plan confidential and shall not disclose their rights and benefits hereunder.

(c)    Successors and Assigns. The Plan shall be binding upon any person, firm or business that is a successor to the business or interests of the Company, whether as a result of an Asset Sale Change in Control, Non-Asset Change in Control or otherwise. Any successor to the Company shall be required to assume the Plan in writing and honor the obligations of the Company hereunder. All payments and benefits that become due to a Participant under the Plan shall inure to the benefit of his/her heirs, assigns, designees or legal representatives.

(d)    Governing Law and Severability. The Plan shall be construed and enforced in accordance with the laws of the Cayman Islands (without reference to its conflicts of laws provisions). To the extent any provision of the Plan shall be invalid or unenforceable under any applicable law, it shall be considered deleted herefrom and all other provisions of the Plan shall be unaffected and shall continue in full force and effect.

(e)    Tax Withholding. The Company may withhold from any amounts payable under the Plan such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

10.	SECTION 409A

(a)    Interpretation. The Company intends that that payments and benefits under this Plan will either comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable.

(b)    Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Plan or relating to any such payments or benefits, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.”

(c)    Specified Employees. Notwithstanding any contrary provision in the Plan, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid on the day that immediately follows the end of such six-month period.

(d)    Payments for Reimbursements, In-Kind Benefits. All reimbursements for costs and expenses under the Plan, if any, shall be paid no later than the end of the calendar year following the calendar year in which the Participant incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(e)    Installment Payments. If an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.